Code of Ethics and Insider Trading Policy

Part I - Code of Ethics

1.	Statement of Policy

Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) requires advisers to establish, maintain and enforce a written code of ethics. In addition, Rule 204A requires advisers to have written policies and procedures reasonably designed to prevent the misuse by an adviser and its associated persons of nonpublic information, in violation of the Advisers Act or the Securities Exchange Act of 1934 (“the “1934 Act”). As federally regulated investment advisers, Focus Partners Wealth, LLC (“FPW”) and Focus Partners Advisor Solutions (“FPAS, and together with FPW the “Adviser”) are subject to the requirements of the SEC and other regulatory bodies.1 FPW and FPAS are affiliates and due to their shared services, shared staffing, and, in some cases, shared clients they have determined that a uniform Code of Ethics across both firms is the best way to ensure their commitments to both businesses in a manner designed to comply with all regulations to which each are subject. Additionally, due to FPAS’s role as adviser to the SA Funds – Investment Trust (the “Trust”), the Trust has also adopted this Code pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). As fiduciaries, FPW and FPAS are further committed to fostering an environment where all Supervised Persons (as defined in this Code of Ethics and which, for purposes this Code of Ethics and the entire compliance policies and procedures, will include any and all Access Persons) are aware of their responsibilities and obligations, whether imposed by regulation or by both parties’ internal guidelines, act with integrity and in an honest and open manner, and at all times act in the best interests and safeguard nonpublic information of the Adviser’s Clients.

Adviser and Trust have adopted a Code of Ethics and Insider Trading Policy (the “Code”) that they believe is reasonably designed to detect and prevent violations of both the rules of regulatory bodies to which the Adviser and the Trust are subject and internal guidelines established by the Adviser and the Trust. The Code is based upon the principle that the Adviser’s and Trust’s Supervised Persons owe a fiduciary duty to the Clients for which the Adviser acts as investment adviser or sub-adviser. Accordingly, each Supervised Person of the Adviser and Trust should conduct personal trading activities in a manner that does not interfere with a Client’s portfolio transactions or take advantage of a relationship with any Client. All Supervised Persons of the Adviser must adhere to these general principles and are subject to the Code.

The fundamental position of the Adviser is that, in effecting personal securities

______________________

1 “Adviser” as that term is used in this Code shall mean FPW or FPAS as the context requires, and the terms “Supervised Person” and “Access Person” shall mean the supervised persons and access persons of FPW, FPAS or the Trust as applicable.

1 - July 2025

transactions, Supervised Persons of the Adviser must place the interests of Clients and the Trust’s shareholders ahead of their own pecuniary interests at all times. All personal securities transactions by Supervised Persons must be conducted in accordance with the Code and in a manner to avoid actual or potential conflict of interest. Further, these Supervised Persons should not take inappropriate advantage of their positions of trust and responsibility with or on behalf of a Client or a Trust shareholder.

Without limiting in any manner the fiduciary duty owed by Supervised Persons to Clients or the provisions of the Code, it should be noted that the Adviser and Trust consider it proper that purchases and sales may be made by its Supervised Persons in the marketplace of securities owned by Clients as well as the Trust; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, the Code. In making personal investment decisions with respect to any security, however, Supervised Persons must exercise care that they adhere to the requirements and to the spirit of the Code. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate from scrutiny personal securities transactions that show a pattern of abuse by a Supervised Person of their fiduciary duty.

Terms set forth in the Code in bold type are defined terms. The definitions for the bolded terms are set forth in Part III.

2.	Who is Responsible for Implementing this Policy?

The Compliance and Legal Department is responsible for implementing, updating and monitoring the Code, for obtaining the required Supervised Person acknowledgments, holdings reports and transaction reports, disseminating copies of and educating Supervised Persons as to the particulars of the Code, and for overseeing the review of transactions reports and compliance with other aspects of the Code.

3.	Procedures to Implement this Policy

The key elements of the procedures for implementing the Code are summarized below:

Applicability and Scope of the Code

The Code applies to all Supervised Persons of the Adviser and the Trust. It is the responsibility of all Supervised Persons to become familiar with and thoroughly comply with the terms of the Code. Every Supervised Person at the time of employment, and annually thereafter, must review and acknowledge that they have read and understand the terms of the Code. Every Supervised Person who becomes aware of any violations of the Code by themselves or any other

2 - July 2025

person should immediately notify the Compliance and Legal Department. Such notifications will be treated anonymously upon the request of the Supervised Person. All Supervised Persons should be aware that they may risk serious sanctions if they violate the terms of the Code.

Personal Trading and Transactions Pre-Clearance Requirements

•	As a general rule, all Supervised Persons (and any Beneficial Ownership Account) are required to conduct their personal trading through a broker listed on the Approved Broker list attached as Appendix A to this Code of Ethics. Approved Brokers generally provide an electronic feed of Supervised Persons’ personal trading activity (and that of their Beneficial Ownership Accounts) directly to the Adviser. Brokers that do not provide electronic feeds pose risks to the Adviser and, for this reason, any exception to this requirement to maintain accounts at an Approved Broker must be approved by a Chief Compliance Officer. Private placements are not required to be held at an Approved Broker.
•	Supervised Persons must submit a pre-clearance request in ACA and receive trade approval before undertaking any transactions in their personal accounts (including Beneficial Ownership Account). This includes, but is not limited to, purchases and/or sales of securities including options, options exercises, and the gifting of securities (including gifting to donor advised funds). Additional information about restricted actions can be found in Section 5.
•	Trade approvals (including market orders approvals) are valid only on the day the approval is received. Limit order approvals are valid for one week (7 days). All approvals must be clearly requested in ACA (see below).

Exception: Trades that that do not require pre-clearance under this Section are the following: U.S. government securities including, but not limited to, U.S. agencies, treasuries, and agency securities. Additionally, preclearance is not required for open-ended mutual funds (except for the SA Funds) or exchange traded funds due to the specific nature of how they trade and prices.

•	Managed Accounts

Supervised Persons/Beneficial Ownership Accounts are not required to obtain pre-clearance approval with respect to transactions in a Managed Account provided that the manager, investment adviser, or trustee has full discretion and/or that you (or if applicable, your spouse, domestic partner, family member, or dependent child) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions.

3 - July 2025

4.	Administration of the Code

The Compliance and Legal Department implements, monitors, and updates the Code, as appropriate, by:

•	Providing a copy of the Code to all Supervised Persons of the Adviser and, with respect to the Trust’s Chief Compliance Officer (the “Trust CCO”), each SA Fund Independent Trustee and making the Code available on the Adviser’s intranet SharePoint site or otherwise distributing to Supervised Persons.
•	Advising Supervised Persons and SA Fund Independent Trustees regarding the contents of the Code and their responsibilities and obligations thereunder, and conducting training as appropriate and in the discretion of the Compliance and Legal Department.
•	Confirming that each Supervised Person executes an annual Acknowledgment of the Code indicating their understanding of specific policies and procedures.
•	Monitoring material changes in the business and applicable legal requirements, and updating the Code when appropriate on account of such changes.
•	Consulting with outside legal counsel to stay current with regulations affecting the Adviser’s business as a regulated investment adviser, and updating the Code when appropriate on account of such changes.
•	Recommending sanctions for material Code violations, including warnings, fines, disgorgement of profits, suspensions, or termination.
•	Reporting material violations of the Code or any habitual non-material breaches by any Supervised Person to senior management or trustees of the Trust
•	At periodic intervals established by the board of the Trust, but no less frequently than annually, the Trust CCO shall provide a written report to the board of the Trust of all material matters raised pursuant to the Code or related procedures during such period, including but not limited to, information about material violations occurring during that period and any sanctions imposed in response to those material violations. Additionally, the Trust CCO will provide to the board of the Trust a written certification, which certifies to the board of the Trust that the Trust and the Adviser have adopted procedures reasonably necessary to prevent their Supervised Persons from violating the Code.

The Compliance and Legal Department tests for compliance with the Code, as appropriate, by:

•	Confirming, that each Supervised Person submits initial and annual holdings reports.
4 - July 2025

•	Confirming, that each Supervised Person submits quarterly reports no later than

30 days after the end of each quarter.

•	Review of all Supervised Persons’ holdings reports and quarterly reports, and comparing the trading or holdings reflected in such reports against the trading activities conducted on behalf of Clients. Such reviews must be appropriately documented.
•	Comparing the trading in such reports against the Supervised Person’s quarterly reports and annual holdings reports, or brokerage statements. Such reviews must be appropriately documented.

Client Disclosure

Adviser is required to disclose to Clients a summary of its Code in its Form ADV Part 2A. In the event of a material change to the Code, its Form ADV Part 2A should be promptly amended.

Maintaining Records

Adviser maintains the following records:

•	A copy of the Adviser’s Code and all amendments;
•	Supervised Person Acknowledgments;
•	Supervised Person Initial and Annual Holdings Reports;
•	Supervised Person quarterly transaction reports, records, or brokerage statements;
•	Pre-clearance requests;
•	Control Lists;
•	Restricted Lists; and
•	Documentation relating to the review of holdings reports, quarterly transaction reports, pre-clearance requests and violations.
5.	Prohibited, Restricted, or Limited Activities, Control List & Restricted List, and Reporting Requirements

While the scope of actions that may violate the Statement of Policy set forth above cannot be exactly defined, the following actions would constitute prohibited activities. All of the activities outlined in this section apply to

5 - July 2025

all Supervised Persons and their Beneficial Ownership Accounts

•       Competing with Client Trades. No Supervised Person may, directlyor indirectly, purchase or sell securities if the Supervised Person knows, or reasonably should know, that these securities transactions compete in the market with actual or considered securities transactions for a Client, or otherwise personally act to harm a Client’s securities transactions. If the Adviser is purchasing or selling or considering for purchase or sale any security on behalf of a Adviser Client, no Supervised Person, with knowledge of the possible transaction, may effect a transaction in that security (in any Beneficial Ownership Account) prior to the Client purchase or sale being completed or until a decision has been made not to purchase or sell the security on behalf of the Client, except that (a) a transaction in a security held in an account of an Supervised Person under discretionary management with the Adviser may be aggregated with Client trades and (b) an Supervised Person that has received pre-approval for their self-directed trade may have such trade aggregated/blocked with the trade made by the Adviser in the same security, so long as the Supervised Person has no reason to believe that their trade will cause the block trade to incur less favorable market execution than would have been the case if their trade was not part of the block.

•       Personal Use of Client Trading Knowledge. No Supervised Person may use the knowledge about securities purchased or sold by a Client or securities being considered for purchase or sale by a Client to profit personally, directly or indirectly, by the market effect of such transactions.

•       Disclosure of Client Trading Knowledge. No Supervised Person may, directly or indirectly, communicate to any person who is not a Supervised Person any non-public information relating to a Client including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of a Client, except to the extent necessary to effectuate securities transactions on behalf of a Client.

•       Initial Public Offerings. No Supervised Person may, directly or indirectly, purchase any security sold in an Initial Public Offering, unless the Compliance and Legal Department (a) exempts and pre-approves the purchase because of special conditions associated with the purchase; (b) the Supervised Person’s account is managed by an advisor where the investment decision is made solely by the advisor within a Managed Account, or (c) the Supervised Person’s account is managed by the Adviser and their account is blocked with other Client accounts for purposes of trading in that IPO.

•	Coin Offerings. Participating in initial coin offerings is prohibited.
•	Limited or Private Offerings. No Supervised Person may, directly or
6 - July 2025

indirectly purchase any security issued pursuant to a Limited or Private Offering without obtaining pre-approval from Compliance.2 A Supervised Person who has received authorization to invest in a Limited or Private Offering, and does invest, must disclose their Beneficial Ownership of such security to Clients when they are involved in considering the purchase on behalf such Clients. Notwithstanding the foregoing, pre-approval is deemed to have been granted from Compliance for the Adviser’s affiliated or managed Limited or Private Offerings.

•       Options Trading. No Supervised Person can write, buy, or sell options pertaining to securities that are on the Adviser’s Restricted List. With respect to securities on the Adviser’s Control List, the volitional exercise or selling of an option is permitted but only with pre-clearance in accordance with this policy. If the security is on the Control List at that time, then you are risking that a volitional exercise or sale may be denied.

•       Limit Orders. A limit order pre-clearance is valid for a time period described in Section 4 above. If the termination day falls on a weekend or holiday, the Supervised Person may shift day seven (7) to the first trading day after the respective weekend or holiday. If the Supervised Person comes into possession of material non-public information (MNPI) and such limit order has not yet been filled, the Supervised Person is required to immediately remove/terminate such order. Such Supervised Person acknowledges that, by entering the limit order, they are entering such order without any knowledge of the Adviser’s Investment Team’s intention to transact in such security.

•       Equities, Affiliated Mutual Funds, Fixed Income. 1) For a self-directed trade in an individual equity, or any share in the Trust and its SA Funds, Supervised Persons must obtain pre-approval from Compliance. (Except for the SA Funds, the Adviser does not require pre-approval for trades in open ended mutual funds or exchange traded funds). 2) Pre-approval is required for self-directed trades in individual fixed income securities, unless the fixed income security is a direct obligation of the United States Government. In both cases pre-approval is not required if trades are made pursuant to a Managed Account, as stated in Section 3 above, or undertaken by Adviser on behalf of the Supervised Person.

•       Outside Employment. No Supervised Person may accept outside employment without the prior authorization of the Adviser’s Compliance and Legal Department. The Compliance Department will require that every Supervised Person attest to any outside employment on an annual basis. In the event an SA Fund Independent Trustee becomes a director on the board of

______________________

 2 An Access Person’s interest(s) in Focus Financial Partners, LLC, CD&R, or their respective affiliates, by virtue of being a principal of FPW or FPAS, is presumed and thus, does not require disclosure or preclearance.

7 - July 2025

directors of a publicly traded company, such Supervised Person or SA Fund Independent Trustee shall inform the Trust CCO of such election/appointment. In the event that the Trust CCO, in consultation with outside counsel as necessary, should decide that the potential for conflicts of interest exists with respect to such person’s obligations as a director of such publicly traded company and their role in the Trust, the Trust CCO may, acting upon the recommendations of outside counsel as necessary, place restrictions on the activities of, or information received by, such SA Fund Independent Trustee, including but not limited to, requiring them to step down from their position on the board of the directors of such publicly traded company.

•       Participation on Boards, Panels, or Organizations. No Supervised Person shall accept a position for membership in/on a board, panel, or organization without the prior authorization of the Adviser’s Compliance and Legal Department.. Prior Authorization is NOT required for any membership or involvement with a board, panel, or organization that meets BOTH of the following: 1) it is unrelated to the financial services industry and 2) the position does not give the Supervised Person investment authority or money movement authority over the organization’s account. The Compliance and Legal Department will require that every Supervised Person attest to any participation in/on boards, panels, or involvement in organizations on an annual basis.

•       Disclosure of Personal Interest. No Investment Decision Maker may recommend any securities transaction to a Client without having previously disclosed to the Adviser any material conflict of interest it may have in these securities or the issuer thereof, including without limitation:

(a)	That Investment Decision Maker’s Beneficial Ownership or contemplated transaction of any securities of the issuer that would result in such Investment Decision Maker beneficially owning in excess of 5% of the issuer’s securities; and
(b)	Any present or proposed business relationship between the issuer or its affiliates and that Investment Decision Maker.

Control List

Supervised Persons are prohibited from buying securities of companies on the Adviser’s Control List. If, however, a Supervised Person owns such a security, or has a direct or indirect Beneficial Ownership interest in such a security at the time the individual becomes a Supervised Person, the Compliance and Legal Department may permit a Supervised Person to cause the security to be sold subject to a trading window. The identity of these companies will be contained on a Control List, a copy of which will be made available to all Supervised Persons by Compliance.

8 - July 2025

Restricted List

Supervised Persons are prohibited from buying or selling securities of companies on the Adviser’s Restricted List. By its nature, a company’s inclusion in the Restricted List should be temporary, and once the material information that the Adviser possesses about the company becomes public, and the Compliance and Legal Department removes the company from the Restricted List, Supervised Persons will be permitted to trade in the company’s security subject to other requirements of this policy. The identity of these companies will be contained on a Restricted List, a copy of which will be made available to all Supervised Persons by Compliance.

Reporting Requirements

Every Supervised Person must submit to the Compliance and Legal Department, in software or on forms designated by the Compliance and Legal Department, the following information/reports as to (1) brokerage and/or other financial institution accounts that can hold Reportable Securities (even if an account does not currently hold Reportable Securities) that are Beneficial Ownership Accounts; and (2) all current Reportable Securities in which the Supervised Person has, or by reason of a transaction, acquires Beneficial Ownership, whether or not the Supervised Person had any direct or indirect control over the Reportable Securities or accounts

•	An SA Fund Independent Trustee is required to file a Quarterly Transaction Report with the Trust CCO, which sets forth the information required pursuant to the below on quarterly transaction reports, only if the SA Fund Independent Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling the SA Fund Independent Trustee’s official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the SA Fund Independent Trustee’s transaction in a Security, a series of the Trust purchased or sold the Reportable Security, or the Adviser or the Trust’s sub-adviser considered purchasing or selling the Reportable Security for any series of the Trust.

•       Initial and Annual Holdings Reports. Not later than 10 days after an individual becomes a Supervised Person, the following information, as of a date within 30 days prior to becoming a Supervised Person, must be reported:

(a)	The title, number of shares and principal amount of each Reportable Security (i) in which the Supervised Person had any direct or indirect Beneficial Ownership and (ii) thatwas included in a Beneficial Ownership Account when the Supervised Person became a Supervised Person;
(b)	The name of any custodian, broker, dealer, bank, private investment partnership, or other financial institution with whom
9 - July 2025

the Supervised Person maintained (i) an account that holds or could hold Reportable Securities in which the Supervised Person had any direct or indirect Beneficial Ownership or (ii) a Beneficial Ownership Account, each as of the date the Supervised Person became an Supervised Person, including the date on which the account was established.

(c)	The date the report is being submitted by the Supervised Person.

Supervised Persons must also report this information annually by January 30th, as of a date within 30 days of the reporting requirement3.

•	Quarterly Transaction Reports. Not later than 30 days after the end of each calendar quarter, the following information:
(a)	Reportable Securities Transactions. With respect to any acquisition or disposition during the calendar quarter of a Reportable Security in which the Supervised Person had any direct or indirect Beneficial Ownership or that was included in a Beneficial Ownership Account:
(i)	The date of the acquisition or disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;
(ii)	The nature of the acquisition or disposition (i.e., purchase, sale, gift or any other type of acquisition or disposition)
(iii)	The price of the Reportable Security at which the acquisition or disposition was effected;
(iv)	The name of the custodian, broker, dealer, bank, private investment partnership, or other financial institution with or through which the acquisition or disposition was effected; and
(v)	The date the report is submitted by the Supervised Person to Compliance.

Every report concerning a Reportable Security transaction that would be prohibited by Section 5 above must describe the circumstances of the transaction.

•	Reporting Mechanism. Adviser uses a Code of Ethics (“COE”) platform,

___________________

 3 Private investment reporting may be outside of the 30-day “as of” date.

10 - July 2025

currently ACA ComplianceAlpha, to administer its Code of Ethics program. The reporting requirements under this section are not applicable to securities held in or transactions for any account over which the Supervised Person or SA Fund Independent Trustee does not have influence or control.

The Compliance and Legal Department will review the information to be compiled under the Code in accordance with such review procedures as Compliance may from time to time determine to be appropriate in light of the purposes of the Code.

6.	Initial and Annual Certification of Compliance

•   Each Supervised Person, within 10 days after becoming a Supervised Person, must certify, on a form designated by Compliance, that the Supervised Person:

(a)	Has received, read and understands the Code and recognizes that they are subject to the Code;
(b)	Will comply with all the requirements of the Code; and
(c)	Has reported:
(i)	All brokerage or other personal or other Beneficial Ownership Accounts that can hold reportable securities, whether or not such accounts currently hold reportable securities;
(ii)	Reportable securities that may be held outside of a brokerage or other financial institution account, including but not limited to limited partnership (LP) interests, stock certificates, securities held with a transfer agent, etc.; and
(iii)	For such brokerage or other accounts, and for reportable securities, all required information.

•   Each Supervised Person must certify the same information annually by January 30th or by such other date specified by and on the form designated by Compliance.

7.	Standards for Review

The Compliance and Legal Department should consider at least the following when reviewing Holdings Reports, Quarterly Transaction Reports and requests for

11 - July 2025

preclearance:

•	Could an individual be misappropriating an investment opportunity that should first be offered to a Client?
•	Are the individual’s holdings or transactions in compliance with the Adviser’s policies?
•	If trading in the same securities as a Client, is the individual receiving favorable terms?
8.	Confidentiality

All information obtained from any Supervised Person hereunder normally will be kept in strict confidence by the Adviser, except that reports of transactions and other information obtained hereunder may be made available to the Securities and Exchange Commission (SEC) or any other regulatory or self-regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser in light of the circumstances. In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected Clients.

9.	Sanctions

Any violation of the Code may result in the imposition of such sanctions as the General Counsel and Compliance and Legal Department may deem appropriate under the circumstances which may include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of fines, suspension, demotion, termination of employment or referral to civil or criminal authorities.

10.	Recordkeeping Requirements

Adviser will maintain and preserve the Code and any amendments thereto, records of violations and actions taken as a result of such violation, copies of reports submitted under the Code, and all pre-clearance of Reportable Securities requests in accordance with the Adviser’s record keeping & retention policy and related books and records requirements.

11.	Whistleblower Protection

A Supervised Person that becomes aware of a violation of the Adviser’s Code of Ethics by themselves or any other person should immediately notify the Compliance and Legal Department. A whistleblower shall be afforded protection from Adviser retaliation for reporting made in good faith. A Supervised Person also may be protected from retaliation by the SEC’s whistleblower rule.

12 - July 2025

Part II - Statement Against Insider Trading

A.	Policy Statement Against Insider Trading.

It is a serious federal offense for any person to purchase or sell securities while in possession of material nonpublic information about the securities or the company that issued them. It is also unlawful to communicate inside information to others who may trade on the basis of that information. The Insider Trading and Security Fraud Enforcement Act of 1988 (“ITSFEA”) gives federal authorities the power to prosecute any individual, employee and/or employer, who uses confidential Client information for his or her own benefit or who communicates confidential Client information to others. ITSFEA also provides for claims by those who were disadvantaged by the insider trading.

The term “insider trading” is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information;
•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
•	communicating material nonpublic information to others in violation of law.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult Compliance.

1.	What Is Insider Trading?

Insider trading consists of purchasing or selling a security while the purchaser or seller is in possession of material nonpublic information about the issuer of the security or the market for the security in violation of a duty of trust or confidence. In most cases, the securities that have been the subject of insider trading have been common stock of publicly traded corporations.

However, trading in options on common stock or, in certain circumstances, even convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee’s duties. It is critical that every Supervised Person understand that trading on material nonpublic information may result in substantial fines, imprisonment and loss of employment.

13 - July 2025

Insider information can relate to transactions involving stock of public companies in portfolios or accounts managed by the Adviser. The most obvious example is nonpublic information that a person or company is about to make a tender offer for the stock of a company held in an account or portfolio. It is clear that the insider trading rules prohibit purchasing that stock with knowledge of the proposed tender offer. Trading on “tips” can violate the prohibitions against insider trading and must be avoided.

Material information may consist of information about substantial buy and sell decisions for accounts managed by the Adviser. For example, if you know that the Adviser is directing the sale of a significant block of stock for one or more of its accounts, you have inside information as to that stock and should not sell any until after the Adviser’s selling has been concluded.

2.	What Is Material Information?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information that is usually material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.

Material information may also relate to the market for the security. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security to be “material”. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Penalties for Insider Trading.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
14 - July 2025

•	jail sentences;
•	fines for the person who committed the violation whether or not the person actually benefited; and
•	fines for the employer or other controlling person.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

5.	What If You Have a Question?

Legal advice on these matters can always be arranged through Compliance, without charge, and should be requested whenever there is any question as to the propriety of any conduct. As a general rule, when in doubt, ask for help.

B.	Procedures to Implement Adviser’s Policy Against Insider Trading.

The following procedures have been established to aid the officers, managers and Supervised Persons of the Adviser in avoiding insider trading and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Every officer, manager and Supervised Person of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with Compliance.

1.	Identifying Inside Information.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(a)	Is the information potentially material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
(b)	Is the information nonpublic? Is it confidential corporate information? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after the consideration of the above, you believe that the information is potentially material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

(a)	Report the matter immediately to the Legal or Compliance Department.
15 - July 2025

(b)	Do not purchase or sell the securities on behalf of yourself or others, including portfolios managed by the Adviser.
(c)	Do not communicate the information inside or outside the Adviser, other than to the Legal or Compliance Department.
(d)	After the Legal or Compliance Department has reviewed the issue, you will either be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
2.	Restricting Access to Material Nonpublic Information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Adviser, except as provided in paragraph B.1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

3.	Resolving Issues Concerning Insider Trading.

If, after consideration of the items set forth in paragraph B.1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety any action, it must be discussed with the Legal or Compliance Department before trading or communicating the information to anyone.

4.	Working Together to Prevent Abuse.

The prevention of insider trading violations requires constant attention. If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to the Legal or Compliance Department immediately.

C.	Supervisory Procedures.

The role of the Compliance Department is critical to the implementation and maintenance of the Adviser’s policy and procedures against insider trading. Supervisory procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.

1.	Prevention of Insider Trading.

To prevent insider trading, the Compliance and Legal Department should:

16 - July 2025

(a)	provide, on a regular basis, as needed, discussions and meetings to familiarize officers, managers, and Supervised Persons with the Adviser’s policy and procedures;
(b)	answer questions regarding the Adviser’s policy and procedures;
(c)	resolve issues of whether information received by an officer, manager or

Supervised Person of the Adviser is material and nonpublic;

(d)	review on a regular basis and update as necessary the Adviser’s policy and procedures;
(e)	when it has been determined that an officer, manager or Supervised Person of the Adviser has material nonpublic information:
(i)	implement measures, as necessary, to prevent dissemination of such information; and
(ii)	implement a hard restriction in the Adviser’s trade order management systems to restrict the Adviser from trading in the security on a managed basis.

•	When the information has become public, the Adviser may remove such hard restriction.
2.	Detection of Insider Trading.

To detect insider trading, the Compliance and Legal Department shall review any trading activity and alerts generated by ACA’s Market Abuse Surveillance software to determine whether:

(a)	all Supervised Persons who should be filing such reports are actually doing so;
(b)	reports are being filed on a timely basis; and
(c)	the reports on file indicate any trades on the basis of insider or confidential information; that is, whether there are any suspicious patterns other indications of possible misconduct evidenced in such reports.
3.	Special Reports.

Promptly, upon learning of a potential violation of the Adviser’s policy and procedures to detect and prevent insider trading, the Compliance Department should prepare a written report providing full details and recommendations for further action.

17 - July 2025

Part III - Definitions

For purposes of the Code, the following definitions will apply:

Access Person. The term “Access Person” means, Supervised Persons of the Firm who have access to nonpublic information regarding clients’ purchase or sale of securities or clients’ portfolio holdings, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The Adviser deems all the Adviser’s Supervised Persons to be Access Persons. Independent contractors and temporary employees are considered Access Persons subject to the requirements of the Manual if they have access to confidential information regarding the Adviser’s clients.] For clarity, all employees of the Adviser are Access Persons.

Acquisition. The term “acquisition” or “acquire” includes the receipt of any gift of Reportable Securities.

Advisory Person. The term “Advisory Person” means, with respect to an Adviser,

(a)	Every Supervised Person or on-site independent contractor of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities (as defined below) by a Fund or other Client, or whose functions relate to the making of any recommendations concerning the purchase or sale of Reportable Securities by a Fund or other Client; and
(b)	Every natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund concerning the purchase or sale of a Reportable Security and every other Supervised Person or on-site independent contractor of the Adviser designated as a Supervised Person by the Compliance Department.

Approved Brokers. See Approved Brokers list included at the end of this document.

Beneficial Ownership. The term “Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of Rule 16a-1 under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, as trustee of a trust, arrangement, understanding, relationship or otherwise) in a security. A direct pecuniary interest generally means the opportunity directly to profit or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person generally means the opportunity to indirectly profit or share in any profit derived from a transaction in a security. For example, any of the below would be considered an indirect pecuniary interest and require to be reported by the Supervised Person:

(a)	ownership of securities by any of that Supervised Person’s immediate family members sharing the same household (including a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);
18 - July 2025

(b)	Any account that contains securities (including but not limited to Reportable Securities) (1) that a Supervised Person’s immediate family member, not sharing the same household, maintains a Beneficial Ownership in, and, (2) in which the Supervised Person can exercise direct or indirect, sole or shared, investment control.
(c)	the Supervised Person’s partnership interest in the portfolio securities held by a general or limited partnership which such person controls;
(d)	the Supervised Person’s right to receive dividends from a security if this right is separate or separable from the underlying securities;
(e)	the Supervised Person’s interest in securities held by a trust under certain circumstances; and
(f)	the Supervised Person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes (i) a broad-based index option or future, (ii) a right with an exercise or conversion privilege at a price that is not fixed, and (iii) a security giving rise to the right to receive another security only pro-rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

(g)	(i) If an Supervised Person is a trustee of the Trust and also has a pecuniary interest in any holding or transaction in an issuer’s securities that is also held by the Trust,(ii) if such Supervised Person is a trustee of the Trust and members of such Access Person’s immediate family receive certain performance fees related to the Trust, or (iii) a member of such Access Person’s immediate family is a beneficiary to the Trust.

Beneficial Ownership Account. All accounts in which a Supervised Person has Beneficial Ownership in the account, or the securities or proceeds therein.

Compliance Department. The term “Compliance Department” means, with respect to FPAS, FPW, or the Trust as applicable, the officer(s), or their designee, designated to (a) receive and review reports of purchases and sales by Access Persons, (b) receive and review other reports that may be required from time to time and (c) take such other actions as specified under the Code of Ethics and Statement Against Insider Trading Policy. The term “Compliance” means, with respect to an Adviser or the Trust, the department of compliance designated by the Adviser or the Trust, as applicable, to perform the duties under the Code of the Compliance Department.

Control. The term “Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) provides that Control means the power to exercise a controlling influence over the management or policies of the Adviser unless such power is solely the result of an official position with the Adviser.

Control List. Public companies on the Adviser’s Control List are companies where an Adviser client is an insider under Section 16(b) of the Securities Exchange Act of 1934. While

19 - July 2025

the Adviser does not expect to be in actual possession of material, nonpublic information regarding these companies, the Adviser’s Supervised Persons are at increased risk of receiving such information in the course of carrying out their job responsibilities.

Disposition. The term “disposition” or “dispose” includes the making of any personal or charitable gift of Reportable Securities.

Fund. The term “Fund” means any investment company registered under the 1940 Act.

General Counsel. The term “General Counsel” means, with respect to an Adviser or the Trust, the chief legal officer of the Adviser or Trust as applicable.

Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the "1933 Act"), by an issuer, which immediately before registration, was not subject to reporting requirements of Section 13 or 15(d) of the 1934 Act.

Investment Company 1940 Act. The term “1940 Act” means the Investment Company Act of 1940 and the rules and regulations thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to any Fund.

Investment Decision Maker. The term “Investment Decision Maker” means any portfolio manager of Adviser and any other Advisory Person who assists a portfolio manager in making investment decisions for a Fund or other Client, including, but not limited to, all analysts of Adviser or of any company in a control relationship to Adviser.

Limited or Private Offering. The term “Limited or Private Offering” means an offering that is exempt from registration under Section 4(2) or 4(6) of the 1933 Act or Rules 504, 505 or 506 thereunder.

Purchase. The term “purchase” includes the writing of an option to purchase.

Reportable Security4. The term “Reportable Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

(a)	Direct obligations of the government of the United States;
(b)	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, and repurchase agreements;

__________________

4 Cryptocurrency is not a security or otherwise characterized as a security (and therefore is not a Reportable Security), under current law (e.g., Bitcoin). Cryptocurrency means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets. If the stance of the regulators change, we reserve the right to classify Cryptocurrency as a security (and Reportable Security), and, therefore, make cryptocurrency subject to the relevant sections of the Code.

20 - July 2025

(c)	Shares of money market funds;
(d)	Shares of open-end mutual funds, unless the Adviser acts as the Adviser or sub-adviser to such fund. (Note that shares of closed-end funds and exchange traded funds are considered Reportable Securities but are exempted from the pre-clearance requirement).
(e)	Transactions in units of a Unit Investment Trust if invested exclusively in unaffiliated Funds.
(f)	Transactions effected pursuant to an automatic investment plan, unlessthe transaction overrides the set schedule or allocations of the plan.

Note: Reportable Securities include everything else, including but not limited to, stocks, ETFs, closed-end funds, non-US bonds, limited or private offerings (e.g., hedge funds and private equity), and other private investments. If you are unsure if an investment is deemed a Reportable Security, please check with Compliance.

Restricted List. Public companies on the Adviser’s Restricted List are companies where a Supervised Person of the Adviser is in actual possession of material, nonpublic information or the Adviser has determined for another reason that the security generally should not be traded in Client accounts. Trading in Restricted List securities is prohibited absent an exception documented by Compliance approving the trade and the reason the trade is permissible.

SA Fund Independent Trustee. The term shall mean any trustee of the Trust who is not an Interested Person (as defined in section 2(a)(19) of the Investment Company Act) of the Trust, and who would be required to make a report under this Code solely by reason of being atrustee of the Trust.

Sale. The term “sale” includes a short sale, the writing of an option to sell and the making of a gift.

Security being Considered for Purchase or Sale. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Security to be Held or Acquired. The phrase “security held or to be acquired” means any Reportable Security which, within the most recent 15 days, is or has been held by a Fund or is being or has been considered by Adviser for purchase by a Fund or any option to purchase or sell and any security convertible into, or exchangeable for, such Reportable Security.

21 - July 2025

Supervised Persons. Supervised Persons are defined under Rule 202(a)(25) of the Advisers Act as Adviser’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other person who provides investment advice on behalf of Adviser and is subject to Adviser’s supervision and control. For clarity, all Access Persons are also Supervised Persons. The Supervised Persons trading restrictions, limitations, etc. outlined in this Code apply to all Supervised Persons’ Beneficial Ownership Accounts.

22 - July 2025

APPENDIX A

Approved Brokers List

Ameriprise Financial Bessemer

Charles Schwab - Investments Chase - Investments

Citibank - Investments

DriveWealth

E*TRADE

Edward Jones

Fidelity Investments

Fiduciary Trust

First Republic

Goldman Sachs Wealth Management

Impax Funds

Janney Montgomery

LPL Financial

Merrill Lynch - MyMerrill Investments

Morgan Stanley - ClientServ

Morgan Stanley Online

National Financial Services

Neuberger Berman (PAM)

Pershing

Raymond James

Robinhood

Royal Bank of Canada Wealth Management

Stifel Nicolaus

TD Ameritrade Inc.

UBS

Vanguard - Investments

Wells Fargo

Wells Fargo Advisors

23 - July 2025